Exhibit 10.1(b)

FORM OF STANDARD

STOCK OPTION AGREEMENT

NABORS INDUSTRIES, INC.

This Stock Option Agreement (“Agreement”) is effective the ______ day of______, 2017 (“Date of Grant”) between Nabors Industries, Inc. (“NII”), acting on behalf of Nabors Industries Ltd. (“NIL” or the “Company”) and at the request of a subsidiary of NIL (“Subsidiary”), and [insert employee’s name]  (“Optionee”), an employee of Subsidiary.

WHEREAS, Subsidiary desires to provide a grant of stock options to Optionee, an Eligible Recipient, as an incentive to encourage stock ownership and to remain in the employ of Subsidiary; to enhance the profitability of the Company and the mutuality of interest between Optionee and the Company; and to strengthen and protect the Company’s goodwill; and

WHEREAS, it is agreed between the parties that the stock options shall be governed exclusively by this Agreement and the Nabors Industries Ltd. 2016 Stock Plan (“ Plan”).  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.

NOW, THEREFORE, the parties agree as follows:

1.        Grant of Options:

(a)        Number of Shares.  NII, at the request of Subsidiary, hereby grants to Optionee in accordance with the terms and conditions of the Plan, the right and option to purchase from NIL all or any part of an aggregate of [insert number of shares] Common Shares (the “Options”).

(b)        Exercise Price.  The Options shall have an exercise price of $          per Common Share, which has been determined to be not less than the Fair Market Value of a Common Share at the Date of Grant.

(c)        Expiration Date.  The Options shall expire on _____ (the “Expiration Date”).

(d)        Vesting.  Optionee’s rights with respect to the Options, subject to the provisions of paragraph 2 below, shall only vest in 4  equal annual installments beginning on the first calendar year anniversary of the Date of Grant.

(e)        Exercise of Options.  Subject to earlier expiration of the Options as herein provided, the Options may be exercised, by written notice to the Company addressed to the attention of its Corporate Secretary (or such other officer or employee of the Company as the Company may designate from time to time), at any time and from time to time after the Date of Grant hereof, but, except as otherwise provided below, the Options shall not be exercisable for more than a percentage of the aggregate number of Common Shares offered by this Agreement that are vested, determined in accordance with paragraph 1(d).  Except as provided in paragraph 2(a) and subject to paragraph 2(b), the Options may be exercised only while Optionee remains an employee, officer, director or consultant of Subsidiary and will terminate and cease to be exercisable upon Optionee’s termination of employment or other service relationship with Subsidiary.

2.        Terms and Conditions. The Options are subject to the following terms and conditions:

(a)        Effect of Termination of Employment. Subject to paragraph 2(b) below, if Optionee ceases to be an employee, officer, director or consultant of Subsidiary for any reason other than Optionee’s resignation or Termination for Cause,  any outstanding Options vested on the date of Termination may be exercised after Optionee’s date of Termination by Optionee (or in the event of Optionee’s death, Optionee’s heirs, devisees, or legatees) until the earlier of the Expiration Date or 90 days following the date of Termination.  If Optionee ceases to be an employee, officer, director or consultant of Subsidiary due to Optionee’s  Resignation or Termination for Cause, any outstanding options whether vested or unvested shall expire and may not be exercised after Optionee’s date of termination.   In all events, all options that are unvested on and as of the date of termination shall be forfeited.

(b)        Wrongful Conduct.    Notwithstanding any other provision of this Agreement, if the Board or any committee of the Board, prior to or following the date Optionee ceases for any reason whatsoever to be an employee, officer, director, or consultant of Subsidiary (or any other subsidiary of NIL), and after full consideration of the facts, finds by majority vote that Optionee has engaged in fraud, embezzlement, theft, commission of a felony, dishonesty, or any other conduct inimical to NIL, NII or Subsidiary, Optionee shall forfeit all unexercised Options, whether or not vested and shall return to the Company any gain on Options previously exercised.  The decision of the Board or any committee of the Board shall be final.

(c)        Solicitation of Employees/Competition.  During the term of employment and for a period of 1 year following Optionee’s Termination of employment with Subsidiary (or any other subsidiary of NIL), Optionee agrees that he or she will not (i) individually or on behalf of his or her employer or any other person or entity, directly or indirectly, solicit, divert, or recruit any employee or officer of NIL, NII, Subsidiary, or any of the affiliated companies, or induce any employee of NIL, NII, Subsidiary or any of the affiliated companies, to terminate his or her employment, or (ii) directly or indirectly, as an employee, consultant, principal, agent, trustee or otherwise engage in any business through a corporation, partnership or other entity that competes directly with any business that is conducted by NIL, NII, Subsidiary or any of the affiliated companies (the “Competing Business”) and that (x) Optionee was directly or indirectly engaged in on behalf of NIL, NII, Subsidiary or any of the affiliated companies or (y) Optionee obtained confidential information regarding during the course of his or her employment (the “Restricted Business”).

Additionally, for a period of 1 year following Optionee’s Termination with Subsidiary (or any other subsidiary of NIL), Optionee will not directly or indirectly solicit service or accept competing business from customers of NIL, NII, Subsidiary or any of the affiliated companies with whom Optionee, within the previous year, (i) had or made contact, or (ii) had access to Confidential Information regarding.  The restrictions in this Section 2(c) are further limited geographically to the following areas where a Competing Business operates in the Restricted Business: any country in which NIL, Subsidiary or any of the other affiliated companies or other subsidiaries of NIL engage in the Restricted Business.

Without limiting the remedies to which NIL, NII, Subsidiary or any affiliated company may be entitled, if the Board of Directors or any committee of the Board, prior to or following the date Optionee ceases, for any reason whatsoever, to be an employee, officer, director, or consultant of Subsidiary (or any other subsidiary of NIL) and after full consideration of the facts, find by majority vote that Optionee has engaged in any of the activities mentioned in this Section 2(c),  Optionee shall forfeit all unexercised Options, whether or not vested and shall return to the Company any gain on Options previously exercised.  The decision of the Board or any committee of the Board shall be final.

“Affiliated companies” as used herein means any entity which now or in the future directly controls, is controlled by, or is under common control with Company, where “control” in relation to Company means the direct or indirect ownership of at least fifty percent of the voting securities or shares.

Company has attempted to place the most reasonable limitations on Optionee’s subsequent employment opportunities consistent with the protection of Company’s valuable trade secrets, business interests, and goodwill.  In order to accommodate Optionee in obtaining subsequent employment, Company may, in its discretion, grant a waiver of one or more of the restrictions on subsequent employment contained in this Section 2(c).  A request for waiver shall be in writing and must be received by the Company at least 45 days before the proposed starting date of the employment for which Optionee is seeking a waiver.  The request must include the full name and address of the organization with which Optionee is seeking employment;  the department or area in which Optionee proposes to work; the position or job title to be held by Optionee; and a complete description of the duties Optionee expects to perform for such employer.  If Company decides to grant a waiver (which decision shall be solely within Company’s discretion), the waiver may be subject to such restrictions or conditions as Company may impose.

(d)        Continuance of Employment.  Nothing in this Agreement shall confer on any individual any right to continue in the employ of Subsidiary (or any other subsidiary of NIL) or to interfere in any way with the right of Subsidiary (or any other subsidiary of NIL) to terminate Optionee's employment at any time.  Nothing in this Agreement alters the employment at-will relationship between the parties.

(e)        Non‑Qualified Options.  The options shall be treated as non‑qualified stock options for U.S. federal income tax purposes.

(f)        Governing Terms.  This Agreement is subject to, and Subsidiary and Optionee agree to be bound by, all the terms and conditions of the Plan under which the Options were granted, as the same may have been amended from time to time in accordance with its terms.  Pursuant to the Plan, the Board or a committee thereof is vested with conclusive authority to interpret and construe the Plan and this Agreement, and is authorized to adopt rules and regulations for carrying out the Plan.  A copy of the Plan in its present form is posted on the Company’s intranet site and is also available for inspection during business hours at NII’s principal office.

3.        Notices.  Any notice to be given by Optionee under this Agreement shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to Optionee from time to time.  Any notice or communication by NIL, NII, or Subsidiary to Optionee under this Agreement shall be in writing and shall be deemed to have been given if sent to Optionee’s e-mail address maintained by the Company or any of its subsidiaries, made through the employee portal maintained by the Company or any of its subsidiaries, or if mailed or delivered to Optionee at the address listed in the records of NIL or at such address as specified in writing to NIL by Optionee..

4.        Shareholder Rights. Neither Optionee nor Optionee’s heirs, devisees, legal representative, legatees or distributes, as the case may be, shall have any of the rights or privileges of a shareholder of NIL by virtue of the Options except with respect to any Common Shares actually issued or transferred of record and delivered to one of the aforementioned persons.

5.        Acknowledgments.

(a)         Optionee agrees to be bound by the terms of this Agreement and the  Plan and hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of this Agreement and the Plan shall be final, conclusive and binding on all Optionees and their heirs, devisees, legal representatives, legatees, beneficiaries and distributees.

(b)        Equitable Adjustments.  Optionee understands that Optionee may be subject to the Equitable Adjustment provisions in Section 5 of the Plan.

(c)        Incorporation of Plan Terms.  The applicable terms of the Plan are incorporated into this Agreement by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

6.        Governing Law & Severability.  Except as provided for below, the Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Agreement should be held invalid, the remainder of this Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable, but before such severance occurs, the parties request any court of competent jurisdiction to reform the offending provision to allow it to be enforced in a reasonable fashion.  The parties further intend that the post-employment restrictions set forth in Section 2(c) hereof shall be construed in accordance with and governed by the laws of the State of New York.

7.        Termination or Modification.  The grant of Options pursuant to this Agreement shall be irrevocable except that NIL shall have the right to revoke them at any time prior to vesting if it is contrary to law or modify it to bring it into compliance with any valid and mandatory law or government regulation. Subject to the foregoing, no modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the parties hereto.  Further, no waiver or breach of this Agreement shall be deemed to be a waiver of any other subsequent breach or conditions, whether of a like or different nature.

8.        Entire Agreement.  This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

9.        Dispute.  Any dispute, controversy or claim arising out of, or relating to, this Agreement or the breach, termination or invalidity thereof, other than for injunctive relief to enforce the post-employment provisions of Section 2(c) of this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association.  The place of arbitration shall be at Houston, Texas.  Nothing herein shall preclude either party from seeking in a court of competent jurisdiction injunctive relief or other provisional remedy in case of any breach hereof, including without limitation injunctive relief or other provisional remedy to enforce the provisions of Section 2(c) of this Agreement or to compel arbitration or otherwise aid said arbitration.  The losing party shall bear all the costs of any proceeding including reasonable attorney’s fees.

10.         Place of Performance; Venue.  The place of performance for this Agreement is and shall be Harris County, Texas; and venue for any action to enforce any term of this Agreement by injunctive relief or other provisional remedy (as provided for by Section 9, above) shall lie in Harris County, Texas, or for purposes of Optionee’s obligations under Section 2(c), NIL or Subsidiary may elect to seek such relief in the jurisdiction in which Optionee resides or works at the time suit is filed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:

OPTIONEE

«NAME»